Exhibit 10(f)

April 8, 1993

The Seven Seas Series Fund
909 A Street
Tacoma, WA  98402

Gentlemen:

As counsel to The Seven Seas Series Fund (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest, $.001 par value, of the Trust (the "Shares") representing interests in The Seven Seas Series Growth and Income Fund and The Seven Seas Series Intermediate Fund, as more fully described in each Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 16 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-19229) filed with the Securities and Exchange Commission.

We have examined the Master Trust Agreement of the Trust dated October 3, 1987, as amended, the By-laws of the Trust, the records of certain meetings and written consents of the Trustees and shareholders of the Trust, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm as legal counsel for the Trust in the Prospectuses contained in the Amendment.

Very truly yours,

/s/Goodwin, Procter & Hoar
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Goodwin, Procter & Hoar